Prospectus Supplement No. 3	Filed pursuant to Rule 424(b)(3)
to Prospectus dated	File No. 333-130447
November 30, 2006	File No. 333-121957
6,012,722 Shares of
BEIJING MED-PHARM CORPORATION
Common Stock
     This document supplements the prospectus, dated November 30, 2006, relating to offers and resales of up to 6,012,722 shares of our common stock (including 543,813 shares issuable upon the exercise of warrants) which may be sold from time to time in one or more offerings by several of our stockholders. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of Post-Effective Amendment No. 1 on Form S-3 to each of our Registration Statement on Form S-1 (File No. 333-130447) and Registration Statement on Form S-1 (File No. 333-121957). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

						Shares of Common Stock Beneficially
	Shares of Common Stock Beneficially					Owned
	Owned Prior to the Offering					After the Offering
	Number of Shares			Number of Shares		Number of Shares
Selling Stockholder	Beneficially Owned		Percent of Class	Being Offered		Beneficially Owned	Percent of Class
James Allsopp	111,240	(21)	*	76,063	(21)	35,177	*
Robert Fisk	280,997	(22)	1.05%	270,047	(22)	10,950	*
Kevin Hamilton	111,310	(31)	*	101,900	(31)	9,410	*
OTA LLC	110,021	(38)	*	110,021	(38)	0	*

*	Represents beneficial ownership of less than one percent of our outstanding stock.

(21)	Includes 3,000 shares of common stock issuable upon the exercise of warrants we sold in the March 2004 private placement, all of which are being offered hereby.

(22)	Includes 60,266 shares of common stock issuable upon the exercise of warrants we sold in the March 2004 private placement, all of which are being offered hereby.

(31)	Includes 47,838 shares of common stock issuable upon the exercise of warrants we sold in the March 2004 private placement, all of which are being offered hereby.

(38)	Includes 110,021 shares of common stock issuable upon the exercise of warrants we sold in the March 2004 private placement, of which 15,115 were acquired from Robert Fisk in January 2007, 15,000 were acquired from Robert Fisk in March 2007, 20,000 were acquired from Robert Fisk in April 2007, 30,000 were acquired from Robert Fisk in May 2007, 19,906 were acquired from James Allsopp in May 2007 and 10,000 were acquired from Kevin Hamilton in May 2007. All of the warrants are being offered hereby.
     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 4, 2007